SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K

                               CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) April 27, 2004

                              MEDICORE, INC.
           -------------------------------------------------
           (Exact Name of Registrant as Specified in Charter)

           Florida                    0-6906                  59-0941551
----------------------------       -----------            ------------------
(State or Other Jurisdiction       (Commission              (IRS Employer
      of Incorporation)            File Number)           Identification No.)

     2337 West 76th Street, Hialeah, Florida                    33016
    -----------------------------------------                ----------
    (Address of Principal Executive Offices)                 (Zip Code)

    Registrant's telephone number, including area code (305) 558-4000

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Item 5.  Other Events and Required FD Disclosure

     Medicore, Inc. has entered into a new employment agreement with its Chairman of the Board, Chief Executive Officer and President, Thomas K. Langbein, which agreement is effective as of March 1, 2004 with a five year term expiring on February 28, 2009. Medicore's Compensation Committee considered the terms of salary, bonuses, benefits and perquisites relating to the executive officers of the Company, including Mr. Langbein, and recommended the new employment agreement with Mr. Langbein to the board of directors of Medicore for subsequent approval.

     The terms of the employment agreement provide for, among other things, Mr. Langbein to receive a base salary of $353,500 in the first year of the agreement, increasing by no less than $12,000 on each subsequent anniversary of the effective date of the agreement for the balance of the term. Mr. Langbein shall receive a bonus each year, the amount of which shall be at the discretion of the Compensation Committee of the board of directors based upon a number of factors including, without limitation, performance of Medicore, increase in shareholder value, increases in revenues and earnings and continued business growth.

     Under the agreement there are several "termination" events that would trigger the early termination of the agreement and the severance payments depending on the circumstances of the termination. Termination resulting from Mr. Langbein's death or extended disability, his voluntary termination without "good reason" or his termination for "cause" entitles Mr. Langbein, in addition to accrued compensation through the date of termination, to a lump sum payment in an amount equal to three years of Mr. Langbein's salary, benefits and expenses as of the date of termination (the "lump sum payment"). This amount represents the severance package arrangement that has been in place for substantially the duration of Mr. Langbein's employment in recognition of his services to the company.

     Certain other termination events, including the wrongful termination of Mr. Langbein or Mr. Langbein's termination for "Good Reason," trigger the obligation of Medicore to pay both the lump sum payment as well as the remaining salary, benefits and expenses that Mr. Langbein would otherwise have been entitled to during the term of the agreement but for the termination of his employment.

     Under the agreement a "Change in Control" event includes a liquidation and dissolution of Medicore, the acquisition of Medicore by a third party or the merger of Medicore into a third party, or the change in the composition of the board of directors, and is not treated as a termination event upon its occurrence (other than a liquidation and dissolution). Upon such Change in Control, Medicore or any surviving or succeeding entity, shall (a) pay to Mr. Langbein the lump sum payment and (b) maintain the agreement in full force and effect and continue to pay Langbein his compensation under the agreement.

     The agreement provides for accelerated vesting and required redemption of Mr. Langbein's convertible securities upon certain termination events. Mr. Langbein has the option to forego such redemption and retain his convertible securities through their respective expiration dates.

     With respect to any termination provided for in the agreement that calls for the lump sum payment, Mr. Langbein, pursuant to the terms of the agreement, has the option to elect to receive 400,000 restricted shares of Medicore common stock in lieu of the lump sum payment (the "replacement shares"). The replacement shares have certain registration rights and are subject to adjustment upon certain events such as a share dividend, business combination or reclassification.

     Pursuant to the agreement, Mr. Langbein's non-compete restriction is for a one-year period from termination of employment and covers a radius of 10 miles from the location of (a) Medicore's then existing medical products operations and (b) each of Dialysis Corporation of America's ("DCA," Medicore's 57% owned dialysis operations public subsidiary) dialysis facilities then in operation as well as any unaffiliated facility under management of DCA at the time of termination.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial Statements of Businesses Acquired

          Not applicable

     (b)  Pro Forma Financial Information

          Not applicable

     (c)  Exhibits

          (i) Employment Agreement between Thomas K. Langbein and the Company dated April 27, 2004.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MEDICORE, INC.

                                          /s/ Thomas K. Langbein
                                       By----------------------------
                                         THOMAS K. LANGBEIN, Chairman of
                                         the Board, CEO and President

Dated:  April 28, 2004

                              EXHIBIT INDEX

(i) Employment Agreement between Thomas K. Langbein and the Company dated April 27, 2004